Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Tara Smith

VP & Director of Marketing

(570) 504.2231

Tara.Smith@fddbank.com

Fidelity Bank Welcomes James Clemente, CPA, MT and Rocco A. DelVecchio to Board of Directors

Dunmore, PA – January 2, 2026 – Brian J. Cali, Chairman of the Board of Fidelity Bank, is pleased to announce the appointment of James Clemente, CPA, MT and Rocco A. DelVecchio to its Board of Directors.

On January 2, 2026, the Boards of Directors of Fidelity D & D Bancorp, Inc. (the "Corporation") and its wholly owned subsidiary, The Fidelity Deposit and Discount Bank (the "Bank") elected James Clemente, CPA, MT and Rocco DelVecchio as directors of the Corporation and the Bank. Mr. Clemente was appointed as director of the Corporation to serve until the 2028 annual meeting of shareholders, and Mr. DelVecchio was appointed as director of the Corporation to serve until the 2026 annual meeting of shareholders.

Clemente brings more than 45 years of experience in accounting and consulting as Managing Partner at Snyder & Clemente, where he specializes in taxation, estate and gift planning, business acquisitions, and IRS representation. He recently served as a director for another local community bank. Clemente is a Certified Public Accountant in Pennsylvania and an active member of both the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.

DelVecchio is a highly accomplished financial services executive with decades of leadership experience across commercial, retail, small business, and wealth management. Most recently, he served as Consultant for Fidelity Bank (2020–2024). Rocco's impressive career includes senior leadership roles as President & Chief Executive Officer and Chief Operating Officer at another area bank, managing multi-billion-dollar loan and deposit portfolios and driving profitable growth strategies.

In making this announcement, Cali mentioned, "James brings exceptional expertise in accounting and taxation, along with a long history of community involvement. His insight and commitment to service will help guide Fidelity Bank’s strategic direction and reinforce our dedication to delivering value for our clients and shareholders.” He added, “Rocco’s leadership and extensive banking experience will be a tremendous asset to our Board. His proven ability to drive growth and foster strong client relationships reflects the values that define Fidelity Bank.”

Daniel J. Santaniello, President & Chief Executive Officer of Fidelity Bank, stated, “I am excited to welcome James and Rocco. I am confident that their expertise and commitment to the communities we serve will help us continue to build long-term value for our bankers, clients, shareholders, and communities.”

About Fidelity Bank
Fidelity Bank has built a strong history as a trusted financial advisor and continues its mission of exceeding client expectations through a unique banking experience. It operates 21 full-service offices throughout Lackawanna, Luzerne, Lehigh, and Northampton Counties, along with a limited production commercial office in Luzerne County and a Fidelity Bank Wealth Management Office in Schuylkill County. Fidelity Bank provides a digital banking experience online at www.bankatfidelity.com, through the Fidelity Mobile Banking app, and in the Client Care Center at 1-800-388-4380. Part of the Company’s vision is to serve as the best bank for the community, which was accomplished by having provided over 5,960 hours of volunteer time and over $1.5 million in donations to non-profit organizations directly within the markets served throughout 2024. Fidelity Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.